Exhibit 99.1

CONTACT:
John E. Shave
Vice President, Investor Relations and Corporate Communications
610.293.0600

SAFEGUARD SCIENTIFICS ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Life Sciences revenues increase 89%, Clarient up 52%, Laureate Pharma up 223%;
Technology company Acsis grew revenues by 17%; Alliance makes progress with corrective action plan

Wayne, PA, November 1, 2007– Safeguard Scientifics, Inc. (NYSE: SFE) today announced its financial results for the third quarter 2007. Safeguard reported consolidated revenue of $45.7 million for the third quarter, a 9% increase from $41.8 million for the same period in 2006, adjusted for discontinued operations. Net loss for the third quarter was $24.1 million as compared to a net loss of $9.6 million for the same period in 2006. Majority-held life sciences companies, Clarient and Laureate Pharma, combined for an 89% revenue increase year-over-year while reducing their combined loss by 56%. Building upon its momentum, Laureate Pharma was EBITDA positive for the quarter. Consolidated technology partner company aggregate revenue, which includes Alliance Consulting and Acsis, declined 16% year-over-year, largely driven by Alliance’s loss of a significant customer which was acquired, the completion of several significant contracts, and delays in obtaining new contracts. The third quarter 2007 results include impairment charges of $5.4 million and $4.5 million for Alliance Consulting and Ventaira Pharmaceuticals, respectively.

“We continue to execute against our game plan by deploying capital, building value in our partner companies and realizing value,” said Peter J. Boni, President and Chief Executive Officer of Safeguard. “Since August 2005, when I started at Safeguard, we have deployed $121 million in new, high potential situations and realized approximately $193 million in value through selective, well-timed exits. During the third quarter, we were pleased to announce that we deployed capital in two new partner companies – Broadband National, an Internet media company that offers one-stop shopping for digital services, and Cellumen, a cellular systems biology company that delivers proprietary services and products to support drug discovery and development. In addition, we also provided $2.2 million to a new technology partner, which has not yet been publicly launched.”

Boni continued, “Safeguard, along with our majority and minority partner companies, are making visible progress to build value, which is evidenced by industry-wide award recognition. Beyond.com, NexTone and Portico were honored with Deloitte’s Technology Fast 50 Award in their regions, ranking #1, #2 and #45, respectively; Broadband National, Beyond.com and Portico received the Inc. 5000 Award, ranking #57, #345 and #2018, respectively; Beyond.com and Portico received the Philadelphia 100® Award, ranking #16 and #57, respectively; Beyond.com was recognized as one of 'The Best Places to Work' in Philadelphia; and Acsis was recognized by MBT Magazine as an ‘Emerging 40 Vendor’ for its Manufacturing intelligence. Congratulations to our partner companies for their recognized successes.”

“We are pleased with the 9% growth in our quarterly revenues. It was driven by revenue growth of 223% at Laureate Pharma, 52% at Clarient and 17% at Acsis,” said Raymond J. Land, Senior Vice President and Chief Financial Officer of Safeguard. “Revenue growth is a strong indicator of our ability to build value in our partner companies.”

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	1

During the third quarter, Safeguard announced that it provided $6 million to Cellumen, $8 million to Broadband National and $2.1 million to NexTone. In addition, Safeguard deployed $2.2 million to a new, yet to be disclosed, technology partner company. Through the first three quarters of 2007, the company has deployed $53 million in new capital in life science and technology opportunities. Safeguard’s parent company cash balance as of September 30, 2007 was $107.5 million.

LIFE SCIENCES PARTNER COMPANIES THIRD QUARTER HIGHLIGHTS

MAJORITY HOLDINGS
Clarient (NASDAQ: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced third quarter revenues from continuing operations were $12.1 million, an increase of 52% compared to $7.9 million for the comparable period in 2006. Revenue from continuing operations consists of revenue from Clarient’s core diagnostic services business. Clarient achieved its first revenue from services related to its novel market strategy. A combination of the service mix distribution and increased overall volume resulted in a 17% sequential revenue growth over the second quarter of 2007. The quarterly revenue marks the 13th consecutive quarter that Clarient has enjoyed sequential quarterly growth. The total public market value for Clarient’s stock as of September 30, 2007 was $151 million. Safeguard has a 60% ownership position in Clarient.

Laureate Pharma, a provider of bioprocessing manufacturing outsourcing services, reported its fourth consecutive quarter of record-breaking performance with revenue of $7.2 million, up 223% year-over-year, generated from nearly 20 customers during the quarter. In addition, Laureate continued to generate positive EBITDA for the second quarter in a row. The company also signed two new Biopharmaceutical Development and Manufacturing agreements during the quarter and anticipates several additional contracts to be signed by the end of 2007. Overall, the company’s backlog should provide a base for continued growth during 2008. Safeguard has a 100% ownership position in Laureate.

MINORITY HOLDINGS
Advanced BioHealing, a leader in the science of regenerative medicine, recorded revenues of $1.9 million in September. Revenues were driven by its FDA-approved product Dermagraft® for diabetic foot ulcers, leading to revenues totaling $4.3 million during Q3. ABH is looking to leverage its current infrastructure by identifying additional products to diversify and grow its revenue stream. Currently, the addressable market for advanced wound care is estimated at $4 billion annually and is anticipated to achieve double digit growth. Safeguard deployed capital in ABH in February and May 2007 and has a 28% ownership position.

Avid Radiopharmaceuticals, a leader in the development of molecular imaging products for neurodegenerative diseases, initiated Phase I clinical trial of its imaging compound, which targets improved diagnosis of Alzheimer’s disease, Parkinson’s disease and Dementia with Lewy Bodies. The addressable market for the diagnosis of Alzheimer’s disease alone is potentially $500 million annually. If disease modifying drugs are approved, the monitoring of therapy would increase the addressable market to almost $2 billion. If this test were to be used as a screening test to predict who would benefit from therapy to prevent disease, then the addressable market would be significantly greater. Safeguard deployed capital in Avid in May 2007 and has a 14% ownership position.

Cellumen, a cellular systems biology company that delivers proprietary services and products to support drug discovery and development, is in early revenue stage and grew its revenues 100% during the quarter. The company expects continued rapid growth during 2008, driven by several new pharmaceutical deals and broadened distribution. The addressable market opportunity for outsourced pharmaceutical research and development programs is more than $2 billion annually. Cellumen has strong customer references and partnerships in place. In addition, the company continues to complete its management team, further develop its product catalogue and work towards commercialization of its profiling services and reagents. Safeguard deployed capital in Cellumen in June 2007 and has a 40% ownership position.

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	2

Neuronyx is refocusing its efforts to advance its proprietary cell therapy and manufacturing platform in order to develop more effective therapies for a variety of disorders including diabetes, graft-versus-host disease, ocular disease and cardiovascular disease. To advance its programs, the company is in discussions with several potential biopharmaceutical company partners and is adding additional expertise to its management team.  Safeguard has a 7% ownership position in Neuronyx.

NuPathe, which specializes in the development of new delivery methods of therapeutics for the treatment of neurological and psychiatric disorders including migraine, Parkinson’s disease and schizophrenia, anticipates that it will start Phase III study in early 2008 for its NP101 SmartRelief™, a novel treatment for acute migraine. NP101 combines NuPathe’s SmartRelief™ proprietary iontophoretic transdermal technology with sumatriptan, the most widely prescribed treatment for acute migraine in the United States. The total addressable triptan market in the U.S. is over $2 billion. Annually, 26 million people in the U.S. suffer from migraines; 2.4 million of them are placed on a triptan therapy, of which 70% suffer from nausea and vomiting. The lack of an adequate therapy to address this area of need creates a great opportunity for NuPathe’s transdermal delivery patch. NuPathe continues pre-clinical development of NP-201 for the treatment of Parkinson’s. Safeguard deployed capital in NuPathe in September 2006 and has a 21% ownership position.

Rubicor Medical, a medical device company focused on the development and commercialization of minimally invasive breast biopsy and tissue removal technologies, is currently working towards commercialization of its three patented and FDA-cleared devices. These minimally invasive alternative technologies are technologically disruptive and address a $500 million annual market opportunity in the U.S. alone. Safeguard deployed capital in Rubicor in August 2006 and has a 36% ownership position.

TECHNOLOGY PARTNER COMPANIES THIRD QUARTER HIGHLIGHTS

MAJORITY HOLDINGS
Acsis, a leader in connecting people, devices and supply chains with enterprise business systems, saw revenue increase 17% year-over-year to $4.8 million. Operationally, Acsis saw its loss from operations narrow on both a year-over-year and sequential basis to $2.0 million. During the third quarter, Acsis was recognized by MBT Magazine, a leading manufacturing supply-chain business publication, as an ‘Emerging 40 Vendor’ for its Manufacturing intelligence. Safeguard acquired Acsis in December 2005 and has a 96% ownership position.

Alliance Consulting, which provides business intelligence solutions to Fortune 2000 clients, started to see a positive impact from its improvement program with Q3 revenue of $21.7 million, up one percent from Q2, and down 21% year-over-year. Additional developments in the third quarter included significant customer wins. Alliance’s market opportunity remains significant due to a growing demand in information management, a highly fragmented IT Services market in the U.S., an increasing demand from independent software vendors for growth partners, and widespread industry consolidation. Safeguard has a 99% ownership position in Alliance.

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	3

MINORITY HOLDINGS
Advantedge Healthcare Solutions, a technology-based services provider that provides medical billing solutions to physician groups using its proprietary software, has hired an industry-experienced CEO, David Langsam.   Mr. Langsam is responsible for driving growth both organically and via selective acquisitions. The addressable outsourced medical claims billing market is highly fragmented and is estimated to be approximately $4 billion in revenue annually. Safeguard deployed capital in AHS in November 2006 and has a 35% ownership position.

Authentium, a leading developer of security software-as-a-service technologies and systems, is currently working to attain a patent for its virtual environment restricted operations (VERO) transaction and communication security solution, which enables financial network operators to secure consumer data. The company continues to grow its client roster and is currently engaged with several prospects in the on-line financial institutions markets. Safeguard deployed capital in Authentium in two separate financing rounds, one in April 2006 and the other in June 2007. Safeguard has a 20% ownership position in Authentium.

Beyond.com, a leading provider of online technology and career services to job seekers and corporations, has expanded its relationship with CMP Technology, publisher of InformationWeek and EETimers, by being selected as CMP’s exclusive agency of record for the recruitment advertising. In addition, Beyond.com has acquired www.TechCareers.com from CMP Technology, which includes all of its staff and assets, located in New York City. This acquisition allows Beyond.com to gain broad penetration within the IT and Engineering sectors. The company is also experiencing tremendous growth in employer sales and advertising. As reported by Deloitte, Beyond.com has grown revenues 6,099% from 2002 to 2006 and addresses a sizeable marketplace within online career services, which was estimated to be $5.9 billion in 2006 and is growing north of 10% per year. Beyond.com monetizes its unique go-local network of career websites via job postings, careers services, lead generation and online advertising. Beyond.com was recently ranked #1 on Deloitte's 2007 Greater Philadelphia Technology Fast 50, #16 on the Philadelphia 100 list, #345 on the Inc. 500, and was recognized as one of “The Best Places to Work” in Philadelphia. Safeguard deployed capital in Beyond.com in March 2007 and has a 37% ownership position.

Broadband National is the leading comparative online shopping engine for digital services and products such as high speed internet, digital phone, VoIP, digital TV and music. We believe that Broadband National is strategically positioned as a result of its proprietary technology platform, defensibility via scale, vertical expansion via organic growth and potential acquisitions, partnership opportunities and solid management team. Broadband National was recently ranked #57 on the Inc. 500 list. Safeguard deployed capital in Broadband National in August 2007 and has a 21% ownership position.

NexTone, a leader in session border controllers and scalable session management solutions for VoIP, multimedia and IMS network interconnects, announced earlier this week the introduction of NextPoint, the world’s first Integrated Border Gateway via a partnership with Reef Point Systems. Combining session border control capabilities from NexTone and security border gateway capabilities from Reef Point Systems, operators can now simplify, secure and scale their next-generation IP networks to support multimedia session management over fixed and mobile networks. The company also closed a $10 million Series E financing to fuel its growth, of which Safeguard provided $2.1 million. In addition, NexTone’s CEO search is progressing well. Recently ranked #2 in Deloitte's Technology Fast 50 Program for Maryland, NexTone was recognized for its 2,812% increase in revenue from 2002 to 2006, which the company attributes to the rapid adoption of VoIP worldwide and its expanding carrier customer base in the SBC market. Safeguard has a 17% ownership position in NexTone.

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	4

Portico Systems, which offers health plans software solutions exclusively focused on unlocking the value of Provider Network Management, has begun several large customer implementations. Customers, including five of the top 30 health plans, are accelerating roll-outs of Portico’s solution, to increase bottom line performance by optimizing provider network operations. As a result, Portico capped a nine-month period of rapid growth, with revenue climbing 67% year-over-year. In an effort to address the growing need for data transparency, as well as reduce the estimated $18 billion in administrative costs from rejected medical claims due to incorrect data, health plans are expected to increasingly focus on improving the accuracy of provider data. As the payors seek solutions to this problem, Portico is well positioned with its high profile customer base and strong expected financial returns. Portico’s current and future product plans focus on the estimated addressable market of greater than $1 billion annually in software and services related to provider network management technology spend. Portico was recently ranked #45 on Deloitte's 2007 Greater Philadelphia Technology Fast 50, #2018 on the Inc. 5000 and #57 on the Philadelphia 100 list, for which Portico was inducted into the hall of fame for its five appearances on the list.  Safeguard deployed capital in Portico in August 2006 and has a 47% ownership position.

ProModel Corporation, a leading provider of simulation-based, decision making solutions for improving performance throughout the enterprise, is delivering upon its multi-year U.S. Army Program, continues to work closely with Pfizer, is deploying its portfolio solutions in pharmaceutical markets and is developing relationships with Microsoft. ProModel was EBITDA positive for the quarter. Safeguard has a 49.7% ownership position in ProModel.

SAFEGUARD THIRD QUARTER 2007 EARNINGS CONFERENCE CALL

Date: Thursday, November 1, 2007

Start Time: 9:00 a.m. ET

Call-in Number: 1-877-407-0782
(International) +201-689-8567
Please call at least 10 minutes prior to call to register.

Replay Number: 1-877-660-6853
(International) +201-612-7415

Replay Access Codes: Account# 286 – Conference ID# 258997
Both access codes are required for playback. Replay available through November 22, 2007 at 11:59pm ET.

Webcast: www.safeguard.com/earnings

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE), a holding company, builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operational and management resources to our partner companies. Safeguard participates in growth buyout financings, including corporate spin-outs and management buyouts, expansion financings, industry consolidations and early-stage financings. www.safeguard.com

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	5

Forward-Looking and Cautionary Statements
Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Such forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute against stated strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Many of these factors are beyond our ability to predict or control.  In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

[financials to follow after page break]

# # #

Safeguard Scientifics, Inc. | 435 Devon Park Drive, Building 800 | Wayne, PA 19087-1945 | T 610 293 0600 F 610 293 0601 | www.safeguard.com	6

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006

Assets
Cash and cash equivalents and marketable securities - Parent	$107,459	$154,088
Cash and cash equivalents and marketable securities - Subsidiaries	4,867	7,079
Other current assets	47,950	42,116
Current assets of discontinued operations	-	11,703
Total current assets	160,276	214,986
Ownership interests in and advances to companies	91,445	54,548
Goodwill and intangible assets, net	87,433	92,402
Other	63,584	63,595
Non-current assets of discontinued operations	-	17,850
Total Assets	$402,738	$443,381

Liabilities and Shareholders' Equity
Lines of credit	$39,398	$25,014
Other current liabilities	45,543	49,498
Current liabilities of discontinued operations	-	3,465
Total current liabilities	84,941	77,977
Other long-term liabilities	20,023	20,846
Convertible senior debentures	129,000	129,000
Non-current liabilities of discontinued operations	-	1,656
Redeemable stock-based compensation	138	2,021
Total shareholders' equity	168,636	211,881
Total Liabilities and Shareholders' Equity	$402,738	$443,381

Certain prior year amounts have been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$45,747	$41,837	$128,988	$118,429
Operating expenses	62,474	54,226	172,500	158,376
Operating loss	(16,727)	(12,389)	(43,512)	(39,947)
Other income, net interest, equity loss and minority interest	(7,395)	2,273	(9,796)	7,071

Net loss from continuing operations before income taxes	(24,122)	(10,116)	(53,308)	(32,876)
Income tax benefit (expense)	-	(2)	696	1,273
Net loss from continuing operations	(24,122)	(10,118)	(52,612)	(31,603)
Income from discontinued operations, net of income taxes	72	511	3,332	6,309

Net loss	$(24,050)	$(9,607)	$(49,280)	$(25,294)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.20)	$(0.08)	$(0.43)	$(0.26)
Net income from discontinued operations	-	-	0.03	0.05

Net loss per share	$(0.20)	$(0.08)	$(0.40)	$(0.21)

Weighted average shares outstanding
Basic and Diluted	122,440	121,541	122,299	121,441

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue
Acsis	$4,848	$4,156	$14,203	$13,141
Alliance Consulting	21,674	27,527	64,524	78,607
Clarient	12,058	7,936	31,251	19,817
Laureate Pharma	7,167	2,218	19,010	6,864
Total Segment Results	$45,747	$41,837	$128,988	$118,429

Operating Income (Loss) from Continuing Operations (a)
Acsis	$(1,928)	$(2,528)	$(6,778)	$(6,656)
Alliance Consulting	(6,318)	752	(9,063)	(198)
Clarient	(2,452)	(2,828)	(8,027)	(9,642)
Laureate Pharma	(159)	(2,735)	(2,035)	(7,457)
Total Segment Results	(10,857)	(7,339)	(25,903)	(23,953)
Other Items (d)	(5,870)	(5,050)	(17,609)	(15,994)
	$(16,727)	$(12,389)	$(43,512)	$(39,947)

Safeguard Share of Net Income (Loss) from Continuing Operations (b)
Acsis	$(1,959)	$(2,358)	$(6,826)	$(6,263)
Alliance Consulting	(6,410)	560	(9,506)	(754)
Clarient	(1,561)	(1,682)	(4,991)	(5,555)
Laureate Pharma	(441)	(2,916)	(2,777)	(7,880)
Other Companies (c)	(8,700)	(2,145)	(14,679)	(1,795)
Total Segment Results	(19,071)	(8,541)	(38,779)	(22,247)
Other Items (d)	(5,051)	(1,577)	(13,833)	(9,356)
Net Loss from Continuing Operations	$(24,122)	$(10,118)	$(52,612)	$(31,603)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to minority interest.

(b) Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.

(c) Other Companies includes those companies in which Safeguard has less than a majority interest, as well as our ownership in funds. Other Companies consists primarily of equity income (loss) and gain (loss) on the sale of companies and funds, both of which are reported below the operating income (loss) line.

(d) Other Items includes corporate expenses and income taxes.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our partner companies, we are providing additional financial information on our partner companies, including carrying value by majority partner company, as well as aggregate cost and carrying value for all of our minority partner companies and other holdings.  Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges.  The carrying value and cost data reflect our percentage holdings in the partner companies.

	September 30,
	2007
Safeguard Carrying Value by Majority Partner Company
Acsis	$16,432
Alliance Consulting	54,463
Clarient	7,990
Laureate Pharma	8,720
	$87,605

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Minority Partner Companies	$82,726	$123,182
Other holdings	8,719	35,032
	$91,445	$158,214

Total Carrying Value	$179,050

Laureate Pharma reported positive earnings before interest expense, income taxes, depreciation and amortization (EBITDA) for the third quarter of 2007. We believe that EBITDA represents a useful measure of assessing the performance of Laureate Pharma, as it reflects its business momentum without the impact of certain non-cash items.  EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles (GAAP).  Safeguard is providing this financial information to enhance understanding of the Laureate Pharma segment within Safeguard’s GAAP consolidated financial statements and it should be considered by investors in addition to, but not instead of, the financial statements prepared in accordance with GAAP.  Below is a reconciliation of EBITDA to net loss from continuing operations before income taxes for Laureate Pharma.

Three Months Ended
September 30, 2007
EBITDA for Laureate Pharma
Net loss from continuing operations before income taxes	$(441)
Add:
Interest expense, net	282
Depreciation	767

EBITDA	$608